Exhibit 11.1

              COMPUTATION OF NET INCOME PER COMMON AND
                      COMMON EQUIVALENT SHARE

                            Three Months Ended          Six Months Ended
                                  June 30,                  June 30,
                          ------------------------    -----------------------
                             1997          1996          1997          1996
                          ----------    ----------    ----------    ---------
                               (In Thousands, Except Per Share Amounts)
Primary:
  Net income applicable
   to common stock        $   69,852    $   29,045    $  132,303    $  51,495
                          ==========    ==========    ==========    =========
  Average common shares
   outstanding               199,289       195,239       200,311      195,958
  Common stock equivalents:
    Stock options              1,586         1,930         1,634        1,810
                          ----------    ----------    ----------    ---------
  Common and common
   equivalent shares         200,875       197,169       201,945      197,768
                          ==========    ==========    ==========    =========
  Net income per common
   and common equivalent
   share                        $.35          $.15          $.66         $.26
                                ====          ====          ====         ====
Fully diluted: (1)
  Net income applicable to common stock:
Net Income                $   69,852    $   29,045    $  132,303    $  51,495
Plus preferred dividends       5,250         9,168        10,500       18,336
                          ----------    ----------    ----------    ---------
  Net Income applicable
   to common stock        $   75,102    $   38,213    $  142,803    $  69,831
                          ==========    ==========    ==========    =========
  Average common shares
   outstanding               199,289       195,239       200,311      195,958
  Common stock
   equivalents:
    Stock options              1,724         1,942         1,724        1,942
    Convertible
     securities:
     Preferred stock          11,690        20,743        11,690       20,788
                          ----------    ----------    ----------    ---------
  Common and common
   equivalent shares         212,703       217,924       213,725      218,688
                          ==========    ==========    ==========    =========
 Net income per common
   and common equivalent
   share                        $.35          $.18          $.67         $.32
                                ====          ====          ====         ====


(1)  This calculation is submitted in accordance with Regulation S-K item 601 (b)(11), despite not being required by APB Opinion No. 15 because it results in no dilution.